UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2019

KURA ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37620	61-1547851
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3033 Science Park Road, Suite 220 San Diego, CA		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 500-8800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KURA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective August 9, 2019, John Farnam is no longer the Chief Operating Officer and no longer an employee of Kura Oncology, Inc. (the “Company”).

(c) On August 9, 2019, the Board of Directors of the Company appointed Kathleen Ford as the Company’s Chief Operating Officer.

Ms. Ford, age 72, served as Senior Vice President, Head of Global Clinical Operations, at Merck Serono, a pharmaceutical company and division of Merck KGaA, from May 2012 to March 2017, where she led clinical and development operations toward successful drug registrations in both the United States and Europe. Previously, from 2002 to 2009, she served in roles of increasing responsibility at Millennium Pharmaceuticals, Inc., a biopharmaceutical company, most recently as Vice President, Clinical Operations, where she led the global operational management of clinical trial activities in all phases of development. Prior to that, from 1993 to 2002, she served as Director of Clinical Operations at Alkermes plc, a biopharmaceutical company, where she managed the clinical development for two product approvals. Ms. Ford earned her RN from Massachusetts General Hospital School of Nursing and her BSN from Fitchburg State College.

In connection with her appointment as Chief Operating Officer, the Company entered into an Executive Employment Agreement with Ms. Ford (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Ms. Ford (i) will receive an (a) annual base salary of $400,000 and (b) annual target bonus equal to 40% of her base salary and (ii) has received an option to purchase up to 250,000 shares of the Company’s common stock under the Company’s Amended and Restated 2014 Equity Incentive Plan, subject to monthly vesting over a four-year period, with an exercise price equal to $19.45 per share, which was equal to the closing sales price of the Company’s common stock on the date of grant.

Additionally, the Employment Agreement provides that if Ms. Ford’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) or by Ms. Ford for Good Reason (as defined in the Employment Agreement), then she shall be entitled to receive a cash lump-sum payment in an amount equal to 12 months of her annual base salary then in effect, less required deductions and withholdings, and reimbursement of COBRA group health insurance premiums for up to 12 months. In the event Ms. Ford’s employment is terminated by the Company without Cause, or if she resigns for Good Reason within 59 days before, or on or within 12 months following, a Corporate Transaction (as defined in the Employment Agreement), then, in addition to the above benefits, Ms. Ford shall be entitled to receive: (i) a cash lump-sum payment equal to her full target bonus for services to be performed during the year in which the Corporate Transaction occurs, less required deductions and withholdings; and (ii) accelerated vesting of 100% of any outstanding and unvested stock awards held by Ms. Ford at such time.

Ms. Ford has no family relationships with any of the Company’s directors or executive officers, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement is only a summary and is qualified in its entirety by reference to the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2019.

Item 8.01 Other Events.

On August 12, 2019, the Company issued a press release announcing Ms. Ford’s appointment as Chief Operating Officer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated August 12, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2019	KURA ONCOLOGY, INC.

	By:	/s/ Marc Grasso, M.D.
Marc Grasso, M.D.
Chief Financial Officer and Chief Business Officer